Exhibit 99.1

Press Release

PRGX Global, Inc. Announces Third Quarter

2012 Financial Results

Operating Highlights

•	Year-over-year revenue growth for the third consecutive quarter and 11 of last 12 quarters

•	Q3 2012 Adjusted EBITDA of $8.8 million represents 27% growth over Q3 2011; 16% growth over Q2 2012

•	YTD 2012 Adjusted EBITDA of $23.2 million represents 29% growth over same period in 2011

•	New Services segment revenue grew 19% over Q3 2011

•	Won third Medicaid agency recovery audit contract

ATLANTA, October 29, 2012 – PRGX Global, Inc. (Nasdaq:PRGX), the world’s leading provider of recovery audit services and the pioneer in Profit Discovery™, today announced its unaudited financial results for the third quarter and nine months ended September 30, 2012.

“I am pleased to report our third consecutive quarter of both sequential and year-over-year growth in revenues and Adjusted EBITDA. The global PRGX team continues to deliver on the promise of Profit Discovery for our clients and for our investors,” said Romil Bahl, president and chief executive officer.

“Year-over-year quarterly revenue growth was led by our New Services segment and by our Recovery Audit Services – Americas segment, which increased revenues more than 19% and 7%, respectively. Our third reporting segment, Recovery Audit Services – Europe Asia/Pacific, did not deliver to our expectations, and we are focusing significant management attention to ensure this region performs to its potential,” continued Bahl.

“Our bottom line continued to grow faster than the top line, as our Service Delivery Model Redesign program continues to leverage our global operations. We have delivered Adjusted EBITDA growth of 27% compared to the same quarter last year, highlighted by the reduction of cost of revenue from 65.9% to 62.3%. It’s worth noting that our New Services segment of Healthcare Claims Recovery Audit and Profit Optimization services reduced absolute cost of revenue while delivering the 19% top line growth,” concluded Bahl.

Consolidated Results for Three Months Ended September 30, 2012

Consolidated revenues for the third quarter of 2012 increased 0.6% to $52.1 million compared to $51.8 million in the same prior year period. After adjusting for changes in foreign exchange rates, consolidated revenues for the third quarter of 2012 increased 2.4% compared to the same period in 2011.

Recovery Audit Services – Americas revenues for the third quarter of 2012 increased 7.3% to $33.2 million compared to $31.0 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenues for the third quarter increased by 8.8% compared to the same period in 2011.

Recovery Audit Services – Europe Asia/Pacific revenues for the third quarter of 2012 decreased 21.4% to $11.4 million compared to $14.5 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe Asia/Pacific revenues for the third quarter decreased by 18.4% compared to the same period in 2011. These results reflect the adverse impact of both the current European economic climate and audit-specific timing issues.

New Services revenues for the third quarter of 2012 increased 19.0% to $7.4 million compared to $6.3 million in the same period in the prior year. The New Services segment represents Healthcare Claims Recovery Audit services and our Profit Optimization services.

Total cost of revenues for the third quarter of 2012 were $32.5 million, or 62.3% of revenue, compared to $34.1 million, or 65.9% of revenue, in the same period in the prior year. SG&A for the third quarter of 2012 was $13.2 million, or 25.4% of revenue, compared to $12.4 million, or 24.0% of revenue in the third quarter of 2011. Depreciation and amortization expenses were $3.1 million in the third quarter of 2012 compared to $2.7 million in the prior year third quarter.

Net earnings for the third quarter of 2012 were $2.6 million, or $0.10 per basic and diluted share, compared to net earnings of $0.4 million, or $0.02 per basic and diluted share, for the same period in 2011. Net cash provided by operating activities for the third quarter of 2012 was $11.5 million compared to $2.6 million in the third quarter of 2011. Working capital improvements since June 30, 2012 accounted for $4.5 million of the third quarter 2012 cash increase. Third quarter 2011 results included working capital changes that used $3.4 million of cash. Cash generated from operations before working capital changes amounted to $7.0 million in the 2012 third quarter, a $1.1 million increase from the same period in 2011.

Adjusted EBITDA for the third quarter of 2012 was $8.8 million compared to $6.9 million of Adjusted EBITDA for the same period in 2011. The 2012 third quarter Adjusted EBITDA was earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $1.8 million related to stock-based compensation, $0.5 million of transformation severance and related expenses, a $0.1 million charge for acquisition obligations classified as compensation, and $0.3 million of foreign currency gains on intercompany balances. The comparable Adjusted EBITDA amount for the third quarter of 2011 excludes from EBITDA for such period a $1.5 million charge for stock-based compensation, $0.2 million of transformation severance and related expenses, a $0.1 million charge for acquisition obligations classified as compensation and $1.1 million of foreign currency losses on intercompany balances. Schedule 3 attached to this press release provides a reconciliation of net earnings to each of EBIT (earnings before interest and taxes), EBITDA and Adjusted EBITDA.

Consolidated Results for Nine Months Ended September 30, 2012

Consolidated revenues for the nine months ended September 30, 2012 increased 1.4% to $155.4 million compared to $153.2 million in the same prior year period. After adjusting for changes in foreign exchange rates, consolidated revenues for the nine months ended September 30, 2012 increased 3.6% compared to the same period in 2011.

Recovery Audit Services – Americas revenues for the nine months ended September 30, 2012 increased 4.1% to $91.6 million compared to $88.0 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenues for the nine month period increased by 5.8% compared to the same period in 2011.

Recovery Audit Services – Europe Asia/Pacific revenues for the nine months ended September 30, 2012 decreased 13.1% to $39.1 million compared to $45.0 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe Asia/Pacific revenues for the nine month period decreased by 9.3% compared to the same period in 2011. As was the case for the third quarter, revenues for the first nine months of 2012 were adversely impacted by both the current European economic climate and audit-specific timing issues.

New Services revenues for the nine months ended September 30, 2012 increased 22.2% to $24.6 million compared to $20.2 million in the same period in the prior year.

Total cost of revenues for the nine months ended September 30, 2012 were $100.0 million, or 64.3% of revenue, compared to $103.2 million, or 67.4% of revenue, in the same period in the prior year. SG&A for the nine months ended September 30, 2012 was $38.6 million, or 24.8% of revenue, compared to $37.1 million, or 24.2% of revenue in the same period in the prior year. Depreciation and amortization expenses were $10.0 million for the nine months ended September 30, 2012 compared to $7.4 million in the same period in the prior year. The increases in depreciation and amortization expenses are primarily attributable to the additional amortization charges resulting from the BSI acquisition in December 2011 and associate migrations in the UK completed in January and June of 2012.

Net earnings for the nine months ended September 30, 2012 were $3.9 million, or $0.15 per basic and diluted share, compared to net earnings of $1.5 million, or $0.06 per basic and diluted share, for the same period in 2011. Net cash provided by operating activities for the nine months ended September 30, 2012 was $12.4 million compared to $12.7 million in the same period last year.

Adjusted EBITDA for the nine months ended September 30, 2012 was $23.2 million compared to $18.1 million of Adjusted EBITDA for the same period in 2011. The nine months ended September 30, 2012 Adjusted EBITDA was earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $4.5 million related to stock-based compensation, $1.0 million of transformation severance and related expenses, a $0.3 million charge for acquisition obligations classified as compensation, $0.6 million in costs relating to an overtime pay claim, and $0.2 million of foreign currency gains on intercompany balances. The comparable Adjusted EBITDA amount for the nine months ended September 30, 2011 excludes from EBITDA for such period a $3.7 million charge for stock-based compensation, $1.3 million of transformation severance and related expenses, a $0.3 million charge for acquisition obligations classified as compensation and $0.2 million of foreign currency losses on intercompany balances. Schedule 3 attached to this press release provides a reconciliation of net earnings to each of EBIT, EBITDA and Adjusted EBITDA.

Liquidity

At September 30, 2012, the Company had unrestricted cash and cash equivalents of $19.9 million and had no borrowings against its revolving credit facility. Bank debt outstanding at quarter end was $6.8 million, which represented the outstanding balance on a variable rate term loan due quarterly through 2014.

Third Quarter Earnings Call

As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern time) to discuss the Company’s third quarter 2012 financial results. To access the conference call, listeners in the U.S. and Canada should dial (877) 755-7423 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial (678) 894-3069. To be admitted to the call, listeners should use passcode 41146141.

This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Events & Presentations” under “Investors”). A replay of the audiocast will be available at the same location beginning approximately two hours after the conclusion of the live audiocast, extending through January 31, 2013. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay. Media Player can be downloaded from www.microsoft.com/windows/mediaplayer.

About PRGX Global, Inc.

Headquartered in Atlanta, Georgia, PRGX Global, Inc. is the world’s leading provider of recovery audit services. With over 1,600 employees, the Company operates and serves clients in more than 30 countries and provides its services to over 75% of the top 30 global retailers. PRGX is also pioneering Profit Discovery™, a unique combination of audit, analytics and advisory services that improves client financial performance. For additional information, please visit PRGX at www.prgx.com.

Non-GAAP Financial Measures

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of the Company’s performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating its performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future the Company will incur expenses such as those used in calculating these measures. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net earnings to each of EBIT, EBITDA and Adjusted EBITDA.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial condition and revenue and Adjusted EBITDA growth, and the success of its growth strategies and expansion into new markets. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenues that do not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenues from its core recovery audit services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, changes to Medicare and Medicaid recovery audit contractor programs, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 15, 2012. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: PRGX Global, Inc.

CONTACT: PRGX Global, Inc.

investor-relations@prgx.com

Phone: 770-779-3011

SCHEDULE 1

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues	$52,087	$51,751	$155,394	$153,173
Operating expenses:
Cost of revenues	32,461	34,125	99,991	103,242
Selling, general and administrative expenses	13,242	12,417	38,575	37,144
Depreciation of property and equipment	1,716	1,464	4,808	3,859
Amortization of intangible assets	1,431	1,277	5,217	3,527

Total operating expenses	48,850	49,283	148,591	147,772

Operating income	3,237	2,468	6,803	5,401

Foreign currency transaction (gains) losses on short-term intercompany balances	(348)	1,055	(190)	176
Interest expense, net	515	398	1,548	1,223

Earnings before income taxes	3,070	1,015	5,445	4,002

Income tax expense	505	593	1,586	2,498

Net earnings	$2,565	$422	$3,859	$1,504

Basic earnings per common share	$0.10	$0.02	$0.15	$0.06

Diluted earnings per common share	$0.10	$0.02	$0.15	$0.06

Weighted average common shares outstanding:
Basic	25,541	24,744	25,370	24,510

Diluted	26,250	25,213	25,942	24,901

SCHEDULE 2

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$19,863	$20,337
Restricted cash	123	64
Receivables:
Contract receivables, net	45,020	40,624
Employee advances and miscellaneous receivables, net	1,247	1,343

Total receivables	46,267	41,967

Prepaid expenses and other current assets	4,437	5,594

Total current assets	70,690	67,962

Property and equipment, net	19,622	18,586
Goodwill	13,912	13,194
Intangible assets, net	19,719	23,406
Deferred income taxes	901	831
Other assets	2,175	2,434

Total assets	$127,019	$126,413

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$14,736	$15,035
Accrued payroll and related expenses	20,422	21,920
Refund liabilities and deferred revenue	8,078	8,434
Current portion of debt	3,000	3,000
Business acquisition obligations	3,822	3,502

Total current liabilities	50,058	51,891

Long-term debt	3,750	6,000
Noncurrent business acquisition obligations	3,319	5,604
Other long-term liabilities	3,021	3,828

Total liabilities	60,148	67,323

Shareholders’ equity:
Common stock	254	251
Additional paid-in capital	577,755	574,266
Accumulated deficit	(514,733)	(518,592)
Accumulated other comprehensive income	3,595	3,165

Total shareholders’ equity	66,871	59,090

Total liabilities and shareholders’ equity	$127,019	$126,413

SCHEDULE 3

PRGX Global, Inc. and Subsidiaries

Reconciliation of Net Earnings to EBIT, EBITDA and Adjusted EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Reconciliation of net earnings to EBIT, EBITDA and Adjusted EBITDA:

Net earnings	$2,565	$422	$3,859	$1,504

Income tax expense	505	593	1,586	2,498
Interest expense, net	515	398	1,548	1,223

EBIT	3,585	1,413	6,993	5,225

Depreciation of property and equipment	1,716	1,464	4,808	3,859
Amortization of intangible assets	1,431	1,277	5,217	3,527

EBITDA	6,732	4,154	17,018	12,611

Foreign currency transaction (gains) losses on short-term intercompany balances	(348)	1,055	(190)	176
Acquisition obligations classified as compensation	93	106	288	334
Transformation severance and related expenses	518	170	1,036	1,267
Costs for overtime pay claim	—	—	577	—
Stock-based compensation	1,839	1,461	4,479	3,663

Adjusted EBITDA	$8,834	$6,946	$23,208	$18,051

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBIT, EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net earnings	$2,565	$422	$3,859	$1,504
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,147	2,741	10,025	7,386
Amortization of deferred debt costs	46	45	137	136
Stock-based compensation expense	1,839	1,461	4,479	3,663
Foreign currency transaction (gains) losses on short-term intercompany balances	(348)	1,055	(190)	176
Decrease (increase) in receivables	1,076	(434)	(3,720)	(2,172)
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	3,314	(3,713)	(2,352)	3,135
Other, primarily changes in assets and liabilities	(144)	983	127	(1,085)

Net cash provided by operating activities	11,495	2,560	12,365	12,743

Cash flows used in investing activities:
Business acquisitions	—	(663)	(1,437)	(663)
Purchases of property and equipment, net of disposals	(1,469)	(1,863)	(5,689)	(6,090)

Net cash used in investing activities	(1,469)	(2,526)	(7,126)	(6,753)

Net cash used in financing activities	(2,223)	(2,257)	(6,002)	(4,443)

Effect of exchange rates on cash and cash equivalents	223	(1,185)	289	(499)

Net increase (decrease) in cash and cash equivalents	8,026	(3,408)	(474)	1,048

Cash and cash equivalents at beginning of period	11,837	22,904	20,337	18,448

Cash and cash equivalents at end of period	$19,863	$19,496	$19,863	$19,496

SCHEDULE 5

PRGX Global, Inc. and Subsidiaries

Results by Operating Segment *

(Amounts in thousands)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	Change	2012	2011	Change
Revenues
Recovery Audit Services - Americas	$33,235	$30,980	$2,255	$91,640	$87,994	$3,646
Recovery Audit Services - Europe/Asia-Pacific	11,406	14,516	(3,110)	39,122	45,021	(5,899)
New Services	7,446	6,255	1,191	24,632	20,158	4,474

Total	$52,087	$51,751	$336	$155,394	$153,173	$2,221

Cost of revenues
Recovery Audit Services - Americas	$16,854	$16,755	$(99)	$48,876	$48,995	$119
Recovery Audit Services - Europe/Asia-Pacific	9,314	10,988	1,674	30,395	34,646	4,251
New Services	6,293	6,382	89	20,720	19,601	(1,119)

Total	$32,461	$34,125	$1,664	$99,991	$103,242	$3,251

Selling, general and administrative expenses
Recovery Audit Services - Americas	$4,624	$4,641	$17	$14,711	$14,669	$(42)
Recovery Audit Services - Europe/Asia-Pacific	1,502	942	(560)	3,621	3,503	(118)
New Services	1,084	1,124	40	3,997	3,690	(307)
Corporate	6,032	5,710	(322)	16,246	15,282	(964)

Total	$13,242	$12,417	$(825)	$38,575	$37,144	$(1,431)

Depreciation of property and equipment
Recovery Audit Services - Americas	$1,111	$963	$(148)	$3,016	$2,506	$(510)
Recovery Audit Services - Europe/Asia-Pacific	90	96	6	217	279	62
New Services	515	405	(110)	1,575	1,074	(501)

Total	$1,716	$1,464	$(252)	$4,808	$3,859	$(949)

Amortization of intangible assets
Recovery Audit Services - Americas	$767	$575	$(192)	$3,120	$1,719	$(1,401)
Recovery Audit Services - Europe/Asia-Pacific	462	488	26	1,491	1,160	(331)
New Services	202	214	12	606	648	42

Total	$1,431	$1,277	$(154)	$5,217	$3,527	$(1,690)

Operating income (loss)
Recovery Audit Services - Americas	$9,879	$8,046	$1,833	$21,917	$20,105	$1,812
Recovery Audit Services - Europe/Asia-Pacific	38	2,002	(1,964)	3,398	5,433	(2,035)
New Services	(648)	(1,870)	1,222	(2,266)	(4,855)	2,589
Corporate	(6,032)	(5,710)	(322)	(16,246)	(15,282)	(964)

Total	$3,237	$2,468	$769	$6,803	$5,401	$1,402

Adjusted EBITDA
Recovery Audit Services - Americas	$12,002	$9,766	$2,236	$28,988	$25,449	$3,539
Recovery Audit Services - Europe/Asia-Pacific	863	2,574	(1,711)	5,457	7,020	(1,563)
New Services	162	(1,145)	1,307	530	(2,799)	3,329
Corporate	(4,193)	(4,249)	56	(11,767)	(11,619)	(148)

Total	$8,834	$6,946	$1,888	$23,208	$18,051	$5,157

*	The Recovery Audit Services - Americas segment represents recovery audit services, excluding New Services, provided in the United States, Canada and Latin America. The Recovery Audit Services - Europe/Asia-Pacific segment represents recovery audit services provided in Europe, Asia and the Pacific region. The New Services segment represents Healthcare Claims Recovery Audit services and Profit Optimization services.